Exhibit 99.1

FOR IMMEDIATE RELEASE
October 27, 2011

Contact: John B. Woodlief Vice President – Finance and Chief Financial Officer 704-372-5404

Ruddick Corporation Agrees to Sell Its Subsidiary, American & Efird, Inc. to

KPS Capital Partners, LP

CHARLOTTE, N.C.—October 27, 2011—Ruddick Corporation (NYSE: RDK) (the “Company”) announced today that it entered into a definitive agreement with two newly formed affiliates of KPS Capital Partners, LP (“KPS”) to sell all of its ownership interest in its wholly-owned subsidiary, American & Efird, Inc. (“A&E”) for $180 million in cash consideration (the “Purchase Price”), subject to adjustments as described below.

The Purchase Price is subject to adjustments for working capital and certain liabilities including under funded pension liability and foreign debt. The amount of the adjustment will be dependent on various factors including the timing of the closing of the transaction. Closing of the transaction is expected to occur in the Company’s first quarter of fiscal 2012, which ends January 1, 2012, and is subject to closing conditions. As a result of the transaction, the Company expects to record pre-tax non-cash impairment losses and other related expenses totaling between $42 and $48 million in the fourth quarter of fiscal 2011, which ended October 2, 2011. The after-tax impact to our fourth quarter results is expected to range between $33 million, or $0.68 per diluted share and $37 million, or $0.75 per diluted share. Additional expenses, primarily related to the settlement of the pension liability and other employee benefit plans will be determined at closing and are expected to be recorded in the first quarter of fiscal 2012. The amount of these losses will include adjustments for the recognition of a pro-rata share of the pension plan’s accumulated unrecognized net actuarial losses currently included in Accumulated Other Comprehensive Income and the impact from allocating existing plan assets under pension regulations. These non-cash charges are currently estimated to be approximately $66 million before tax and $40 million after tax, or $0.81 per diluted share. Additionally, adjustments for changes in the plan’s funded status from the Company’s fiscal year end until closing will be made and cannot presently be estimated.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of the Company commented that, “We are pleased to have reached an agreement with KPS regarding their acquisition of A&E. This transaction allows the management team and their associates at A&E to continue to pursue their strategic plan of transforming A&E into a more Asian-centric enterprise, which has been years in the making.

As A&E’s business has grown substantially in Asia it has become less of a domestic company and more of a complex international manufacturing company and its strategic fit with Harris Teeter has become less evident to our shareholders.

This transaction enhances the strategic plan for Ruddick and Harris Teeter as the cash proceeds from the sale can be utilized for numerous purposes, including the acceleration of new store growth and the repayment of debt.

We are pleased that KPS has recognized the talent, experience and value of the A&E management team and their associates around the world and wish them much success in the coming years.”

Wells Fargo Securities acted as exclusive financial advisor to the Company and McGuireWoods LLP served as legal counsel to the Company.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “expect,” “estimate,” and similar expressions. Forward-looking statements include, among other things, assumptions regarding the closing of the transaction and estimates regarding the estimated expenses and impairment losses.

These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that may cause actual results to differ materially from such forward-looking statements include, but are not limited to, circumstances associated with the sale including a delay in closing, the failure to satisfy the closing conditions such as the continued employment of certain individuals, the performance of the parties under certain covenants contained in the Agreement, or obtaining an approval that may be required for the proposed sale or obtaining an approval subject to conditions that are not anticipated, and the potential for unanticipated charges not currently expected that may occur prior to the time of closing or that charges may change based on factors existing at the time of closing. These forward-looking statements are not guarantees of future results or performance and involve certain risks and uncertainties that are based on management’s beliefs and assumptions and on the information available to the Company at the time that this report was prepared. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. The Company does not assume any duty to update these statements as of any future date or revise any forward-looking statements.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia; and American & Efird, Inc., one of the world’s largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.